Franklin Bank To Increase Reserves

HOUSTON, November 26, 2007 /PRNewswire-First Call/ -- (NASDAQ: FBTX) (AMEX:FBK-P) Franklin Bank Corp. (Franklin or Company), the parent company of Franklin Bank, S.S.B., today announced that, in response to unprecedented market condition changes in the past few weeks, management has conducted a complete evaluation of Franklin Bank’s loan portfolio and reviewed appropriate qualitative factors.

Such evaluation and review included, among other things but not limited to, an analysis of recent market value deterioration of housing by geography, increased Chapter 11 protection filings of national home builders, and worsening liquidity in the mortgage markets.

As a result of such evaluation and review, Franklin elected to increase its allowance for credit losses by approximately $20.0 million ($13.5 million after-tax). This increase is over and above Franklin’s annual credit costs. Franklin’s management anticipates credit costs for the commercial loan portfolio to range between $5.0 million to $7.5 million for 2008 and believes these actions should ensure the level of future earnings, as annual credit costs will be limited to expected levels within its guidance.

Franklin Bank’s allowance for credit losses of its total loans will increase from 0.42% to 0.91%. The reserve for the builder finance portfolio will increase from 0.52% to 1.72% while the overall commercial loan reserve will increase from 0.61% to 1.33%. Franklin Bank’s regulatory capital will remain in excess of the regulatory “well capitalized” requirements.

Real Estate Owned has been marked to market and is carried at net realizable value. This includes selling costs and is not related to the above reserves. Franklin anticipates Real Estate Owned to decrease by year end. Non-performing loans, both existing and potential, were part of the evaluation of Franklin’s loan portfolio and are believed to be adequately collateralized, including the costs of acquisition and sale.

Franklin’s management believes that this effort to anticipate issues, rather than wait for them, should remove the perceived risk to our institution from both the builder finance and mortgage portfolios.

In addition, while conducting the evaluation and review described above, Franklin discovered that four loans related to one borrower totaling $13.5 million should have been categorized in the third quarter Form 10Q as troubled debt restructurings. As a result, Franklin will revise certain disclosures and file an amendment on Form 10Q/A to reflect treatment of such loans as troubled debt restructurings. Although this change will increase reported amounts of investment in impaired loans and the allowance for impaired loans, it will not result in any change to reported net income for the period covered by the report.

Corporate Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002. Franklin's common stock initiated trading on the NASDAQ in December 2003 under the ticker symbol FBTX. In May 2006, Franklin raised additional capital through a Preferred Stock offering that is now trading on the AMEX under the ticker symbol FBK-P.

Through its subsidiary, Franklin Bank, S.S.B., Franklin offers a wide variety of commercial products that allow it to serve customers in communities, as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its "trusted financial advisors" and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage and trust services. For more information, you can visit its website at http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.

Forward-Looking Information

This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, strategies, and the results of the company’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. Readers are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions. Other specific risks related to Franklin include the following: the effect of a continuation of current unsettled conditions in the credit and housing markets; potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which the company is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.

Conference Call

A conference call to discuss this announcement will be held on Monday, November 26, 2007, at 10:00 a.m. CT and will be hosted by Lewis S. Ranieri, Chairman, and Anthony J. Nocella, President and Chief Executive Officer. The telephone number for the conference call is 1-877-857-6147. Participants calling from outside the United States may dial 1-719-325-4837. The passcode "1496983" is required to access the call. Please call in 10 minutes before the call to avoid being unable to enter the call on time. A recording of the conference call will be available after 2 p.m. CT on Monday, November 26, 2007 through midnight on December 9, 2007. The recorded message will be available at 1-888-203-1112. Participants calling from outside the United States may dial 1-719-457-0820. The passcode "1496983" is required to access the replay of the call.

Contact: Russell McCann - 1-713-339-8821